EXECUTION EDITION - April 2, 2001, 1:00 p.m.


                       RETIREMENT AND CONSULTING AGREEMENT

         This RETIREMENT AND CONSULTING AGREEMENT (the "Agreement") is entered into this 2nd day of April, 2001, by and between Foster Wheeler Corporation (the "Company" and together with its subsidiaries, parents, and affiliates, the "Company Group") and Mr. Richard J. Swift (the "Executive").

                              W I T N E S S E T H:
                               - - - - - - - - - -


         WHEREAS, the Executive has announced his intention to retire from his employment as President and Chief Executive Officer of the Company and as a member and Chairman of the Company's Board of Directors (the "Board"); and

         WHEREAS, the Company desires to secure the Executive's continued employment for a reasonable period until a successor executive officer can be identified; to obtain the Executive's cooperation in the search for a successor and in facilitating the transition to new leadership; and to obtain, for such successor's and the Company's benefit, the Executive's commitment to provide post-employment consulting services and an agreement by the Executive not to enter into post-employment competitive activities; and

         WHEREAS, the parties have determined that it would be in their respective best interests to provide for the Executive's retirement from the Company on the terms and conditions set out in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

I.       Retirement.
         ----------

         A. The Executive hereby irrevocably retires (except as otherwise provided herein), without any further action on his part being required, from each and every position of employment with and service to the Company, including his present employment as President and Chief Executive Officer of the Company and his service as a member and Chairman of the Board. This retirement shall also apply to all of Executive's employment and service relationships with all members of the Company Group, whether as officer, director, employee, consultant, agent, fiduciary of any employee benefit plan or otherwise.

         B. The Executive's complete retirement as set forth in Section I.A shall be effective as of December 31, 2001 or, if earlier, the date as of which the Board notifies the Executive in writing fifteen days prior to the effective date that the Company no longer requires his services as President and Chief Executive Officer or as a member of the Board (presently expected to be the date on which the Company hires a new President and Chief Executive Officer) (the "Retirement Date").

         C. As requested, the Executive shall cooperate with the Company to effectuate Executive's retirement from his positions of employment and service.

         D. From and after the Retirement Date, the Executive shall have no authority to act on behalf of the Company or the Company Group and shall not hold himself out as having such authority or otherwise act in an executive capacity.

         E. During the period beginning on the Retirement Date and ending on the second anniversary of the Retirement Date, the Executive shall serve and/or hold himself ready to serve as a consultant to the Company, and will make himself reasonably available to render support and advisory services to the Company
Group at the request of the Chief Executive Officer of the Company, in an aggregate amount not to exceed ten (10) hours per month. During such period, Executive shall be an independent contractor to the Company and shall not for any purposes be deemed an employee of the Company.

II.      Pre-Retirement Service and Compensation; Failure to Perform.
         -----------------------------------------------------------

         A. From the date hereof until the Retirement Date (the "Transition Period"), the Company will continue to employ the Executive as President and Chief Executive Officer and the Executive shall continue to perform the duties and responsibilities associated with those positions to the best of his abilities. The Executive will also continue to serve as a member of the Company's Board of Directors during the Transition Period. During the Transition Period the Company shall continue to employ the Executive on terms and conditions substantially equivalent to the terms and conditions of his employment on the date hereof, as modified by this Agreement.

         B. If, prior to the Retirement Date, Executive resigns his employment for any reason or is terminated by the Company for "Cause" (as defined in the Change of Control Employment Agreement by and between the Company and the Executive, dated October 2, 1995 (together with any and all amendments thereto, the "Change of Control Agreement")), the Company shall have no further obligations to Executive pursuant to Section II or III of this Agreement and the Executive shall have no obligation pursuant to Section I.D of this Agreement; provided, however, that all other provisions of this Agreement shall survive in accordance with their terms.

III.     Special Post-Retirement Entitlements.
         ------------------------------------

         In consideration of the covenants, agreements and acknowledgments of the Executive contained in this Agreement:

         A. Consulting Period Payments. For the first twenty-four (24) calendar months beginning after the Retirement Date, the Company shall pay the Executive $60,000 per month, payable in accordance with the Company's regular payroll practices.

         B. Retiree Medical. From and after the Retirement Date, Executive shall be entitled to the same medical coverage as similarly-situated retired senior executives of the Company.

         C. No  Further  Benefits.  Except  as  specifically  set  forth in this
Section III, this Agreement is in full and complete satisfaction of any rights the Executive, or anyone claiming through the Executive, may have under the Company's Supplemental Employee Retirement Plan (the "SERP"), or any other plan, policy or program of any member of the Company Group or any agreement between the Executive and any member of the Company Group providing for compensation, whether cash or equity-based or otherwise, or benefits, whether welfare or pension, except under the Company's qualified retirement plans, the Company's Management Incentive Life Insurance Program, Accidental Death and Dismemberment Program, Group Universal Life Program and Survivor Income Plan ("SIP"), all of which shall be made available in accordance with their terms as from time to time in effect and on a basis no less favorable than made available to similarly situated retired senior executives.

         D. Automobile. The Company shall continue to pay the lease payments on the Executive's automobile in accordance with the current lease agreement until the Retirement Date and shall reasonably cooperate with the Executive to enable the Executive to assume such lease thereafter.

         E. Accrued Vacation. As soon as practicable after the Retirement Date, the Company shall pay to Executive the value of Executive's unused and unpaid vacation, sick and personal time in accordance with the Company's regular policies, including one week of vacation time per quarter, or portion of a quarter, during the portion of calendar year 2001 ending on the Retirement Date, less pay in respect of any vacation taken by the Executive during calendar year 2001.

         F. Stock Options. On the Retirement Date, all options then held by the Executive to purchase shares of Company common stock, whether or not previously exercisable, shall be and remain exercisable until the date which is the tenth anniversary of the grant of such option (or the originally scheduled expiration date, if less than ten (10) years), subject to earlier termination as provided in the relevant option plan and agreement.

         G. Restricted Stock. All transfer and forfeiture restrictions on any shares of restricted stock held by the Executive on the Retirement Date for which all restrictions would otherwise lapse on February 27, 2007 shall lapse on the Retirement Date. With respect to shares of restricted stock having transfer or forfeiture restrictions otherwise lapsing on January 26, 2002 or March 1, 2003, all such restrictions shall lapse on January 26, 2002 if the Executive has not violated those restrictions between the date hereof and January 26, 2002.

         H. Year 2001 Bonus/LTIP. The Executive shall be entitled to a pro rata portion of his annual bonus for the fiscal year 2001, to the extent earned pursuant to the terms of Company's Executive Compensation Plan, payable at the time that other executive bonuses for the fiscal year 2001 are paid. No payments shall be made to Executive in respect of any long-term incentive award, except as follows: Executive shall be entitled to a pro rata portion of the 2001 portion of the two-year long-term incentive award made to him for 2001-2002 based on the number of days worked in 2001, to the extent earned pursuant to the terms of such award, payable at the time similar long-term executive awards are paid.

         I. Cash Payment. Without limiting the generality of Section III.C., upon execution of this Agreement, the Executive shall cease to be a SERP participant and the Executive (and all persons claiming under or through him) shall cease to have rights under or in respect of the SERP. In consideration of the waiver of SERP benefits and the Executive's other undertakings in this Agreement, the Company shall pay to the Executive, on January 7, 2002, an amount equal to six million dollars ($6.0 million).

IV.      Confidentiality.
         ---------------

         A. On the Retirement Date, the Executive shall return to the Company all files, access keys, desk keys, ID badges and credit cards, and all such other property, including without limitation, all originals and copies of papers and notes (in any medium, including computer disks), whether Company Group property or not, prepared, received or obtained by the Executive or his counsel during the course of his employment with the Company, and all equipment and property of the Company Group which may be in the Executive's possession or under his control, including all such papers, work papers, notes, and equipment in the possession of the Executive and his counsel. The Executive agrees that he and his family and counsel shall not retain copies of any such papers, work papers and notes, except as may be necessary for the Executive to discharge any post-employment consulting services required under this Agreement. Notwithstanding the foregoing, the Executive may retain copies of any employment or benefits agreements between the Executive and the Company, this Agreement, any publicly filed materials and any employee benefit plan and stock option plan materials distributed generally to participants in any such plan by the Company.

         B. The Executive hereby agrees that at any and all times he will hold all Confidential Information (as defined below) in a fiduciary capacity for the benefit of the Company and will not disclose to any third party or use for his own benefit or for the benefit of any third party any such Confidential Information; except as required to be disclosed by court order, subpoena or other judicial or governmental administrative process or as otherwise consented to by the Company. For purposes of this Agreement, "Confidential Information" shall mean information in whatever form, including information that is written or electronically stored, which has commercial value to any member of the Company Group and which is created, discovered, developed, or otherwise becomes known to any member of the Company Group and/or the Executive, or in which property rights are held, assigned to or otherwise acquired by or conveyed to any member of the Company Group, including any system, software, technical information, trademark, copyrighted material, reports, records, documentation, data, customer or supplier lists, tax or financial information (including the revenues, profits, and costs associated with any member of the Company Group's products or services), business or marketing plans, pricing information or forecasts, "know-how," trade secrets, consultant contracts, subscription lists, pricing policies, operational methods, market plans or strategies, business acquisition plans, new recruiting plans, designs or design projects or research projects. Confidential Information does not include information which becomes generally known within the Company's industry through no act or omission by the Executive. Any Confidential Information, whether or not developed by the Executive, in whole or in part, prior to the Retirement Date, shall at all times be the Company's exclusive property.

         C.  The  Executive   acknowledges  and  agrees  that  the  Confidential
Information is a valuable business asset, and that this Section IV is necessary to protect the Company Group's legitimate business interests.

         D. The existence of and the terms and conditions of this Agreement shall be held confidential by the parties hereto, except for disclosure (i) by the Company to its legal, actuarial and accounting advisors, (ii) by the Executive to his legal and financial advisors and family members, (iii) by either party if required by order of a court or other body having jurisdiction over such matter, or otherwise as required under the securities laws, and (iv) by either party with the written consent of the other. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from (x) using on his own behalf or any future employer's behalf, his general knowledge or experience in any area of professional activity, whether or not involving the Executive's service with the Company or (y) referring to his performance of services with the Company as descriptive of his ability or qualification for employment or engagement by any other entity.

V.       Solicitation and Competition; Cooperation.
         -----------------------------------------

         A. The Executive agrees that for a period commencing on the date hereof and ending on the second anniversary of the Retirement Date (the "Restricted Period"), he will not (i) solicit, entice or encourage any person employed by, or an agent of, any member of the Company Group to terminate such person's employment or agency, as the case may be, with such member of the Company Group or (ii) divert, or attempt to divert, any person, concern, or entity from doing business with any member of the Company Group, nor will he attempt to induce any such person, concern or entity to cease being a customer or supplier any member of the Company Group.

         B. The Executive agrees that he shall not during the Restricted  Period
(i) enter into the employ of or render any services to any Competitive Business (as defined below) or (ii) engage in any Competitive Business for the Executive's own account, or (iii) become interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant or advisor or in any other relationship or capacity; provided, however, that nothing in this Section V.B. shall prohibit the Executive from being a stockholder owning not more than 1% of the outstanding shares of a publicly owned business. Competitive Business for purposes of this Agreement shall mean only an entity that has material operations that directly compete with any member of the Company Group in the sale of any products or delivery of any services sold by any such member of the Company Group as of the date hereof.

         C. Executive agrees that, at any time and from time to time, he will execute any and all documents and will take all other actions which the Company may deem reasonably necessary or appropriate to effectuate the terms of this Agreement.

VI.      Nondisparagement.
         ----------------

         A. The Executive hereby agrees that he shall not defame, disparage or criticize any member of the Company Group, its products or services or any former or existing employees, managers, directors, officers or agents in any medium to any person or entity. Notwithstanding this provision, the Executive may confer in confidence with his legal representatives and make truthful statements in legal proceedings or as required by law. The Company shall have sole and complete discretion regarding the timing, content and any and all aspects of any internal or external announcement or other communication concerning the Executive's Retirement from the Company; provided, however, that any such announcement or communication is materially accurate and does not defame, disparage or criticize the Executive. The Executive shall not participate in any such communication without the advance consent of a designated representative of the Board, which consent will not be unreasonably withheld.

         B. In addition to any and all other remedies available to the Company for any material violation of Section V hereof by the Executive, the Executive shall immediately forfeit any amount payable to the Executive pursuant to
Section III.

         C. The Board shall use reasonable best efforts to cause the Company's officers and directors not to defame, disparage or criticize the Executive; provided, however, that nothing herein shall limit any confidential discussions any of them may have with the Company's attorneys, or limit any truthful statements made in any legal proceeding or as required by law.

VII.     Acknowledgments and Release.
         ---------------------------

         A. In consideration of the Company's execution of this Agreement, and except with respect to the Company's obligations arising under or preserved in this Agreement, the Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to the Executive's employment or termination thereof, or his serving in any capacity in respect of, the Company Group, both known and unknown, in law or in equity, which the Executive may now have or ever had against the Company Group (which for purposes of this Section VII shall also include not only each of its parents, affiliates, and subsidiaries but also the employees, directors and shareholders of the Company Group and each of its parents, affiliates and subsidiaries), including, without limitation, any complaint, charge or cause of action arising out of the Executive's employment with the Company or termination thereof under the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended; the National Labor Relations Act, as amended; the Civil Rights Act of 1991; 42 U.S.C. 1981, as amended; the Americans With Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; and any other federal, state and local human rights laws. By signing this Agreement, the Executive acknowledges that he intends to waive and release any rights known or unknown he may have under these laws; provided, however, that the Executive does not waive or release claims with respect to the right to enforce this Agreement. Without limiting the generality of the foregoing, the Change of Control Agreement is hereby extinguished and is of no further effect.

         B. The Executive acknowledges that he has not filed, nor will he initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Company or any member of the Company Group before any local, state or federal agency, court or other body relating to his employment or the resignation thereof (each individually a "Proceeding"), nor will he participate in any Proceeding, in each case, except as required by law. The Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"). The Executive understands that by entering into this Agreement, he will be limiting the availability of certain remedies that he may have against the Company Group and limiting also his ability to pursue certain claims against the Company Group.

         C. The Executive acknowledges that he has been given twenty-one (21) days from the date of receipt of this Agreement to consider all the provisions of this Agreement and hereby agrees to waive the twenty-one (21) day period provided under ADEA. He acknowledges that he has read this Agreement carefully, has been advised to consult an attorney, and fully understands that by signing below he is giving up certain rights which he may have to sue or assert a claim against the Company Group, as described in this Section VII and the other provisions hereof. The Executive acknowledges that he has not been forced or pressured in any manner whatsoever to sign this Agreement and the Executive agrees to all of its terms voluntarily.

         D. The Executive shall have seven (7) days from the date of execution of this Agreement to revoke this Agreement (the "Rescission Period"), including the release given under this Section VII with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If the Executive revokes this Agreement, including, without limitation, the release given under this Section VII, the Executive will be deemed not to have accepted the terms of this Agreement, including without limitation any action required by any Section of this Agreement.

         E. In the event the Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or if he revokes this Agreement within the seven (7) day period provided under this
Section VII, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the provisions of this Agreement and terminate any benefits or payments that are subsequently due under this Agreement, without waiving the release granted herein (except that such release shall be waived, and reclaiming of payments made in the Rescission Period shall also be waived, in the case of revocation during the Rescission Period).

         F. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under this Agreement or his obligations under Section VII of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

         G. Notwithstanding anything contained herein to the contrary, the Company shall continue to indemnify and hold the Executive harmless pursuant to the Company's Certificate of Incorporation and By Laws, and the Executive shall continue to enjoy the benefits of the liability insurance policies maintained by the Company, for the benefit of its directors and officers, including the Executive.

         H. The Executive hereby agrees that he will not reapply for employment with or request to provide services to the Company following the Retirement Date.

VIII.    Miscellaneous.
         -------------

         A. Notices. Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

                  If to the Company:

                  Foster Wheeler Corporation
                  Perryville Corporate Park
                  Clinton, New Jersey  08809-4000

                  with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019-6064
                  Attention:  Toby S. Myerson, Esq.

                  If to the Executive:

                  Mr. Richard J. Swift
                  55 Butternut Lane
                  Basking Ridge, NJ  07920

                  with a copy to:

                  Connell Foley LLP
                  85 Livingston Avenue
                  Roseland, NJ  07068

                  Attention:  Kenneth F. Kunzman, Esq.

or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

         B. Successors. This Agreement shall be binding upon and inure to the benefit of the parties, their respective heirs, successors and assigns.

         C. Taxes. The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under this Agreement. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations.

         D. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

         E. Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party's executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

         F. Non-Admission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company or any other person.

         G. Entire Agreement. This Agreement is the entire agreement between the Executive and the Company with respect to the subject matter hereof, including without limitation any rights which may arise from the retirement of the Executive from the Company. This Agreement supersedes all other agreements pertaining to the subject matter hereof between the Executive and any member of the Company Group, except to the extent specifically set forth herein. This Agreement cannot be modified or amended except in a writing signed and agreed to by the Executive and the Company.

         H. Governing Law. This Agreement shall be governed by, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in that State; and the parties agree to the jurisdiction of the Federal or state courts located within New Jersey.

         I. Resolution of Disputes. Any disputes arising under or in connection with the Executive's employment with the Company or this Agreement shall be resolved by binding, confidential arbitration to be held in New York City in a confidential, closed session in accordance with the rules and procedures of the American Arbitration Association. The arbitrators may assess expenses, including reasonable attorneys' fees, to either or both parties, taking into account the circumstances of the case. Except as assessed by the arbitrator pursuant to the previous sentence, each party shall bear its own expenses, including attorneys' fees, in connection with any such dispute.

         J. Cooperation. In partial consideration of the payments made to the Executive pursuant to the provisions of this Agreement, during the period from the date hereof through the second anniversary of the Retirement Date, the Executive agrees to perform services for the Company by being "on call" and available to assist the Company in any litigation matter or other matter on which the Company may request the Executive's assistance including but not limited to the handling or investigation of any administrative charges, government inquiries or lawsuits involving the Company that relate to matters that arose while the Executive was an employee of the Company and to consult with the Company and its advisors, as requested, on business inquiries related to any matters.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

                                       FOSTER WHEELER CORPORATION


                                       By:  /s/ John E. Stuart
                                          -------------------------------------
                                          Name:     John E. Stuart
                                          Title:    Authorized Signatory


                                       RICHARD J. SWIFT

                                        /s/ Richard J. Swift
                                       ----------------------------------------